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                                                                  EXHIBIT (e)(9)

December 21, 2000

[Optionee]


      Re:   Purchase of Pennaco Energy, Inc. Stock Options


      As you may be aware, Section 8.11 of the Second Amendment to Pennaco Energy Inc.'s 1998 Stock Option and Incentive Plan ("Plan") provides that upon the occurrence of a "change of control" of the Company, your options will become fully vested and you may exercise them. Further, the unexercised options may either be assumed or cashed out for their "Black Scholes" value as determined by the Board. This value is determined by the Board and may be, depending on the assumptions used in making the calculation, somewhat greater than the consideration offered per outstanding Common Share. We have received an offer which represents a significant premium to our stock's current trading price. The buyer has asked us to eliminate the ambiguity created by the Black Scholes mechanism in the Plan, prior to acceptance of the offer. By signing below, you agree to receive the difference between the price offered per share for our Common Stock and your exercise price rather than any Black Scholes determination.


                                                PENNACO ENERGY, INC.


                                                ------------------------------
                                                [Name]


I hereby irrevocably accept the
Company's offer to purchase my
Options as set forth above and
effective upon such sale hereby
release all claims I may have
under the Options and the Plan.


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Optionee

Dated:
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